Exhibit 3

Execution Version

ECO-STIM ENERGY SOLUTIONS, INC.

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE AND THE EQUITY SECURITIES ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS IS AVAILABLE THEREUNDER. THE SALE, ASSIGNMENT, TRANSFER, NEGOTIATION OR PLEDGE OF THIS CONVERTIBLE PROMISSORY NOTE, OR ANY PORTION HEREOF OR INTEREST HEREIN, IS ALSO SUBJECT TO CERTAIN RESTRICTIONS SET FORTH HEREIN.

$19,354,301.37	New York, New York March 3, 2017

FOR VALUE RECEIVED, ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Issuer”), promises to pay to FT SOF VII HOLDINGS, LLC, a Delaware limited liability company (the “Payee”), or its registered assigns the principal amount of NINETEEN MILLION THREE HUNDRED AND FIFTY-FOUR THOUSAND THREE HUNDRED AND ONE DOLLARS AND THIRTY-SEVEN CENTS ($19,354,301.37) (or such lesser amount as shall equal the aggregate unpaid principal amount of all Advances made by the Payee to the Issuer pursuant to the Convertible Note Agreement hereinafter referenced). The principal amount of this note (this “Note”) shall be payable at the times and in the amounts specified in the Convertible Note Agreement referenced below, and the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

1.                  The Issuer also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Convertible Note Facility Agreement, dated as of March 3, 2017, by and between the Issuer and the Payee, as the Note Purchaser (as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Convertible Note Agreement”). Each term used herein but not defined shall have the meaning assigned to such term in the Convertible Note Agreement.

2.                  This Note is one of the Issuer’s “Additional Notes” under the Convertible Note Agreement, is issued pursuant to and entitled to the benefits of the Convertible Note Agreement and is secured by the Collateral. Reference is made to the Convertible Note Agreement for a more complete statement of the terms and conditions under which this Note evidenced hereby was made and is to be repaid.

3.                  Unless this Note is earlier converted in accordance with Section 7 hereof, all payments of principal and interest in respect of this Note shall be made in Dollars in immediately available funds to the Payee by crediting before 12:00 noon (New York City time), on the applicable payment date, through wire transfer, to the account of the Payee identified in accordance with the Payment Instructions set forth in Section 3.5B to the Convertible Note Agreement or at such other account as shall be designated in writing by the Payee for such purpose in accordance with the terms of the Convertible Note Agreement.

4.                  Whenever any payment on this Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

5.                  This Note may not be prepaid except as may be permitted by the Convertible Note Agreement.

6.                  The principal amount of this Note and any payments and prepayments made by the Issuer shall be recorded by the Payee on its books and on Schedule 1, and the Payee may also attach schedules to this Note and endorse thereon the date, amount, maturity, all payments made and conversions of principal amounts on this Note; provided that any failure of the Payee to make any such recordation or endorsement shall not affect the obligations of the Issuer under this Note.

7.                  (a)  Subject to the next sentence, on the second Business Day (such second Business Day, the Note Conversion Date”) after the Issuer notifies the Payee in writing that the Issuer has received approval of the Note Conversion at the Stockholder Meeting by affirmative vote of holders of a majority of the Issuer’s outstanding common stock not held by the Payee or its Affiliates and all other Required Consents, this Note plus all interest that has come due on or prior to the Note Conversion Date in respect of this Note in accordance with the terms of the Convertible Note Agreement shall convert into Shares at the Note Conversion Rate. Notwithstanding the foregoing, unless the Note Holder has previously consented to such conversion in writing, this Note shall not be converted into Shares pursuant to this paragraph if (i) a Note Conversion Suspension Event has occurred, or (ii) the Issuer does not deliver to the Payee, on the scheduled Note Conversion Date, (A) a certificate of the Issuer’s chief executive officer or chief financial officer confirming the accuracy of the representations of the Issuer made in the Convertible Note Agreement and that no Event of Default has occurred and is continuing under the Convertible Note Agreement, and (B) an opinion of counsel of Vinson & Elkins LLP reasonably acceptable to the Payee stating that the shares being issued upon conversion will, upon such issuance, be fully paid and nonassessable shares of common stock of the Issuer and will have been issued in compliance with all applicable Laws and not in contravention of the terms of any agreement to which the Issuer is a party. If this Note is not converted on the Note Conversion Date in accordance with this paragraph, this Note shall remain outstanding and continue to accrue interest thereafter until the Maturity Date in accordance with their terms. The initial “Note Conversion Rate” is 714.2857142857143 Shares per $1,000

principal amount of this Note. The Note Conversion Rate shall be subject to adjustment as provided in Section 8. If this Note is converted on the Note Conversion Date:

(i)                  the Payee shall record the principal amount so converted on its books and on Schedule 1;

(ii)                the Payee shall be deemed to be the record holder of the number of fully paid and non-assessable Shares determined in accordance with this Section 7;

(iii)               appropriate entries evidencing such ownership shall be made in the Issuer’s books and records; and

(iv)               the Issuer shall, on the Note Conversion Date, deliver to the Payee a certificate or certificates for the number of Shares to which the Payee is entitled.

(b)               No fractional Share shall be issuable upon conversion.

(c)                All principal (and interest that has come due thereon on or prior to the Note Conversion Date) that is converted into the Shares pursuant to this Section 7 will no longer be outstanding or due and payable from the Issuer and all principal and accrued and unpaid interest thereon will be deemed to have been fully paid and satisfied on the Note Conversion Date and the Issuer shall thereafter have no further obligation or liability with respect to such principal and interest.

8.                  Adjustment of Note Conversion Rate. The “Note Conversion Rate” is subject to adjustment prior to the Note Conversion Date as provided in this Section 8. The Note Conversion Rate shall be subject to adjustments, calculated by the Issuer, from time to time as follows:

(a)                In case the Issuer shall hereafter pay a dividend or make a distribution to all holders of outstanding Common Stock in Common Stock, the Note Conversion Rate in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Note Conversion Rate by a fraction:

(i)                  the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the total number of shares constituting such dividend or other distribution; and

(ii)                the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination.

Such increase shall become effective immediately after the opening of business on the Business Day following the record date. If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Note Conversion Rate shall again be adjusted to the Note Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b)               In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Note Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Note Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced. In each such case, the Note Conversion Rate shall be adjusted by multiplying such Note Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c)                In case the Issuer shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a conversion price per share) less than the Current Market Price per share of Common Stock on the record date fixed for the determination of shareholders entitled to receive such rights or warrants, the Note Conversion Rate shall be adjusted so that the same shall equal the price determined by multiplying the Note Conversion Rate in effect at the opening of business on the date after such record date by a fraction:

(i)                  the numerator of which shall be the number of shares of Common Stock outstanding on the close of business on the record date plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible) at such below Current Market Price, and

(ii)                the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate Conversion Price of the convertible securities so offered) would purchase at such Current Market Price.

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after the opening of business on the day following the record date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock (or securities convertible into shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Note Conversion Rate shall be readjusted to the Note Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible into shares of Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Note Conversion Rate shall again be adjusted to be the Note Conversion Rate which would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Directors.

(d)               In case the Issuer shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock of any class of capital stock of the Issuer (other than any dividends or distributions to which Section 8(a) applies) or evidences of its indebtedness or other assets, including securities, but excluding, (1) any rights or warrants referred to in Section 8(c), (2) any dividends or distributions in connection with a reclassification, change of the Issuer’s shares of Common Stock, merger, consolidation, statutory share exchange, combination, sale or conveyance, and (3) dividends and distributions paid exclusively in cash referred to in Section 8(e) (the securities described in foregoing clauses (1), (2) and (3) hereinafter in this Section 8(d) called the “excluded securities”), then, in each such case, subject to the second succeeding paragraph of this Section 8(d), the Note Conversion Rate shall be adjusted so that the same shall be equal to the price determined by multiplying the Note Conversion Rate in effect immediately prior to the close of business on the record date with respect to such distribution by a fraction:

(i)                  the numerator of which shall be such Current Market Price per share of Common Stock on the record date, and

(ii)                the denominator of which shall be the Current Market Price per share of Common Stock on such date, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a board resolution) on such date of the portion of the securities, evidences of indebtedness or other assets so distributed (other than excluded securities) applicable to one share of Common Stock (determined on the basis of the number of shares of shares of Common Stock outstanding on the record date).

Such increase shall become effective immediately prior to the opening of business on the day following the record date. However, in the event that the then fair market value (as so determined) of the portion of the securities, evidences of indebtedness or other assets so distributed (other than excluded securities) applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Note Holder shall have the right to receive upon conversion of this Note the amount of securities, evidences of indebtedness or other assets so distributed (other than excluded securities) that such Note Holder would have received had such Note Holder converted this Note immediately prior to such record date. In the event that such dividend or distribution is not so paid or made, the Note Conversion Rate shall again be adjusted to be the Note Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

If the Board of Directors determines the fair market value of any distribution for purposes of this Section 8(d) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution (other than excluded securities), it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to Section 8(g) to the extent possible, unless the Board of Directors in a board resolution determines in good faith that determining the fair market value during the Reference Period would not be in the best interests of the Note Holder.

For purposes of Sections 8(a) through 8(d), any dividend or distribution to which this Section 8(d) is applicable that also includes share of Common Stock, a subdivision or combination of share of Common Stock to which Section 8(b) applies, or rights or warrants to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) to which Section 8(c) applies (or any combination thereof), shall be deemed instead to be:

(1)               a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such share of Common Stock, such subdivision or combination or such rights or warrants to which Sections 8(a) through 8(c) apply, respectively (and any Note Conversion Rate increase required by this Section 8(d) with respect to such dividend or distribution shall then be made), immediately followed by:

(2)               a dividend or distribution of such share of Common Stock, such subdivision or combination or such rights or warrants (and any further Note Conversion Rate increase required by Sections 8(a) through 8(c) with respect to such dividend or distribution shall then be made), except:

(A)              the record date of such dividend or distribution shall be substituted as (x) “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution”, “record date fixed for such determinations” and “record date” within the meaning of Section 8(a), (y) “the day upon which such subdivision becomes effective” and “the day upon which such combination becomes effective” within the meaning of Section 8(b), and (z) as “the date fixed for the determination of shareholders entitled to receive such rights or warrants”, “the record date fixed for the determination of the shareholders entitled to receive such rights or warrants” and such “record date” within the meaning of Section 8(c), and

(B)              any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of Section 8(a) and any increase or reduction in the number of shares of Common Stock resulting from such subdivision or combination shall be disregarded in connection with such dividend or distribution.

(e)                In case the Issuer shall, by dividend or otherwise, distribute to all holders of its shares of Common Stock, cash, then and in each such case, immediately after the close of business on such date, the Note Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Note Conversion Rate in effect immediately prior to the close of business on such record date by a fraction:

(i)                  the numerator of which shall be equal to the Current Market Price on such record date, and

(ii)                  the denominator of which shall be equal to the Current Market Price on the record date less an amount equal to the quotient of (x) the aggregate amount of the cash distributed and (y) the number of shares of Common Stock outstanding on the record date.

In the event that such dividend or distribution is not so paid or made, the Note Conversion Rate shall again be adjusted to be the Note Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(f)                 In case the Issuer or any of its Subsidiaries pays holders of the shares of Common Stock in respect of a tender offer or exchange offer, other than an odd-lot offer, by the Issuer or any of its Subsidiaries for shares of Common Stock to the extent that the cash and fair market value of any other consideration included in the payment per share of Common Stock exceeds the Sale Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), then, and in each such case, the Note Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Note Conversion Rate in effect immediately prior to close of business on the date of the Expiration Time by a fraction:

(i)                  the numerator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Sale Price of the shares of Common Stock on the Trading Day next succeeding the Expiration Time, and

(ii)                the denominator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Sale Price of the shares of Common Stock on the Trading Day next succeeding the Expiration Time.

Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Issuer is obligated to purchase shares pursuant to any such tender offer or exchange offer, but the Issuer is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Note Conversion Rate shall again be adjusted to be the Note Conversion Rate which would then be in effect if such tender offer or exchange offer had not been made.

(g)                For purposes of this Section 8, the following terms shall have the meanings indicated:

“Current Market Price” shall mean the average of the daily Sale Prices per share of Common Stock for the ten consecutive Trading Days ending not later than the earlier of the date immediately prior to the date in question and the day before the “ex” date with respect to the issuance, distribution, subdivision or combination requiring such computation. If another issuance, distribution, subdivision or combination to which Section 8 applies occurs during the period applicable for calculating “Current Market Price” pursuant to the preceding definition, then “Current Market Price” shall be appropriately adjusted to reflect the impact of such issuance, distribution, subdivision or combination on the Sale Price of the share of Common Stock during such period. For purposes of this paragraph, the term “ex” date, when used:

(A)              with respect to any issuance or distribution, means the first date on which the shares of Common Stock trades regular way on the relevant exchange or in the relevant market from which the Sale Price was obtained without the right to receive such issuance or distribution;

(B)              with respect to any subdivision or combination of shares of Common Stock, means the first date on which the shares of Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and

(C)              with respect to any tender or exchange offer, means the first date on which the shares of Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

Notwithstanding the foregoing, whenever successive adjustments to the Note Conversion Rate are called for pursuant to this Section 8, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 8 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(2)               “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.

(3)               “record date” shall mean for purposes of this Section 8, with respect to any dividend, distribution or other transaction or event in which the holders of shares of Common Stock have the right to receive any cash, securities or other property or in which the shares of Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(4)               “Sale Price” as of any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid price and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on the Nasdaq Stock Market.

(h)                The Issuer may make such increases in the Note Conversion Rate, in addition to those required by any of Sections 8(a) through (f), as the Board of Directors considers to be advisable to avoid or diminish any income Tax to holders of shares of Common Stock or rights to purchase shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income Tax purposes.

(i)                  All calculations under this Section 8 shall be made by the Issuer and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the shares of Common Stock. No adjustment in the Note Conversion Rate shall be required if the holders of this Note participate in the transactions that would otherwise lead to an adjustment in the Note Conversion Rate pursuant to this Section 8.

(j)                 For purposes of this Section 8, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer. The Issuer will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Issuer.

9.                  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE ISSUER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.              Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Convertible Note Agreement.

11.              The terms of this Note are subject to amendment only in the manner provided in the Convertible Note Agreement.

12.              This Note is subject to restrictions on transfer or assignment as provided in the Convertible Note Agreement.

13.              No reference herein to the Convertible Note Agreement and no provision of this Note or the Convertible Note Agreement shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

14.              This Note is a registered Note and, as provided in Section 9.1C of the Convertible Note Agreement, upon surrender of any Note at the principal office of the Issuer for registration of transfer or exchange (for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each transferee of such Note or part thereof and a representation by each such transferee that such transferee is a Permitted Transferee), the Issuer shall execute and deliver, at the Issuer’s expense, one or more new notes (as requested by the holder thereof) in the form of this Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Prior to the due presentment for registration and transfer, the Issuer may treat the person in whose name this Note is registered as the Holder and the owner of this Note for the purpose of receiving payment and for all other purposes of this Note and the Convertible Note Agreement. Notwithstanding anything to the contrary herein, the right to receive payments of interest and principal under this Note shall be transferable only upon surrender for cancellation of this Note, and the issuance of a new Note registered in the name of the transferee. In addition, the Issuer shall maintain a register in which it shall record the name of the Holder or any transferee, and no transfer shall be valid unless so registered.

15.              The Issuer promises to pay all costs and expenses, including attorneys’ fees, all as provided in the Convertible Note Agreement, incurred in the collection and enforcement of this Note, to the extent required by Section 9.2 of the Convertible Note Agreement. The Issuer and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by Law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the Issuer has caused this Note to be executed and delivered by its respective duly authorized officers as of the date and at the place first written above.

ECO-STIM ENERGY SOLUTIONS, INC. a Nevada corporation

By:	/s/ Alexander Nickolatos
Name:	Alexander Nickolatos
Title:	CFO

ESES – Convertible Promissory Note

SCHEDULE 1

to Convertible Promissory Note

No.	Date	Amount of Principal Advanced	Amount of Principal Paid, Prepaid or Converted	Balance of Principal	Notation Made By
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Exhibit I-2-1